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                                  EXHIBIT 99.1

                                  PRESS RELEASE

For more information please contact:
WRP CORPORATION
Alan E. Zeffer, Chief Financial Officer
Ph:    630.285.9191
Fax:   630.285.9469

FOR IMMEDIATE RELEASE


                            WRP CORPORATION ANNOUNCES
                NONBINDING LETTER OF INTENT FOR STOCK REDEMPTION



ITASCA, IL, OCTOBER 3, 2003 - WRP CORPORATION (NASDAQ: WRPC), today announced that it has signed a nonbinding letter of intent to enter into a stock redemption and exchange agreement (the "Agreement") with its majority shareholder, WRP Asia-Pacific Sdn. Bhd. ("WRP Asia"). The Letter of Intent calls for WRPC to redeem 1,252,538 shares of Class A Common Stock and the 2,500,000 shares of Class B Common Stock, which comprise all of WRP Asia's holdings. Collectively, these shares represent approximately 56% of the outstanding Capital Stock of WRPC. The consideration for the redemption would be: (i) the conveyance to WRP Asia of WRPC's 70% ownership interest in its subsidiary PT Buana Multicorpora ("PTB") Indonesia, an Indonesian based manufacturer of gloves; and (ii) excuse of all indebtedness owing to WRPC or its subsidiaries from WRP Asia and from PTB. The transaction is subject to, among other things, execution of a definitive redemption agreement, a five-year supply agreement from WRP Asia and PTB to WRPC (through its subsidiary American Health Products Corporation), calling for purchase of a portion of WRPC's glove requirements, as well as the approval of the Company's and WRP Asia's Board of Directors.

The parties are in the process of negotiating definitive agreements at this time, and there can be no assurances as to the final form of these agreements, or that they will be executed, approved or closed. However, WRPC is hopeful that the contemplated transactions will be consummated.

According to Alan Zeffer, Chief Financial Officer of WRPC, "In the event that we are able to consummate the transactions contemplated in the Letter of Intent, we believe we will be able to focus our energies on what we do best, namely the distribution of high quality barrier protection and ancillary products. We enjoy strong customer




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relationships, maintain a significant presence in the glove market and have an experienced management team. It is our plan to take full advantage of our independence by aggressively growing our market share, assuming the successful completion of this transaction."

WRP Corporation, headquartered in Itasca, is a top marketer of disposable medical examination, foodservice and retail gloves. The Company's wholly owned subsidiary, American Health Products Corporation, is a leading supplier of branded and private label disposable gloves to the healthcare, foodservice, retail and industrial markets nationwide. The Company is a majority-owned subsidiary of Malaysia-based WRP Asia-Pacific, one of the world's leading integrated manufacturers of latex powder-free disposable gloves.

This Press Release contains forward-looking statements, which involve numerous risks and uncertainties, including, but not limited to, the risk that the transaction contemplated in the Letter of Intent, the Company's ability to maintain current sales levels at current margins and ability to maintain in place the Company's current line of credit or replace it with an alternate substitute. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.